Exhibit 99.1

News Release

Contact:	Roy I. Lamoreaux Director, Investor Relations 713/646-4222 — 800/564-3036
FOR IMMEDIATE RELEASE
PAA Natural Gas Storage Announces Addition to Board of Directors
     (Houston — December 23, 2010) PAA Natural Gas Storage, L.P. (NYSE: PNG) today announced that Arthur L. Smith had joined the board of PNG’s general partner, increasing the size of PNG’s board to seven directors.
     Mr. Smith is President and Managing Member of Triple Double Advisors, LLC, an investment advisory firm focused on the energy industry. For nearly 25 years, Mr. Smith served as Chairman and Chief Executive Officer of John S. Herold, Inc. (a petroleum research and consulting firm). Mr. Smith’s previous experience includes working as a securities analyst with Argus Research Corp., The First Boston Corporation and Oppenheimer & Co., Inc. From 1999 until 2010, Mr. Smith served as a member of the board of the general partner of Plains All American Pipeline, L.P. (NYSE:PAA).
     “We are pleased to welcome Art as a member of the board,” said Greg L. Armstrong, PNG’s Chairman and CEO. “Art brings a wealth of energy industry and business knowledge and experience. Additionally, as a result of his service on PAA’s board of directors, Art is very familiar with the natural gas storage business platform and holds a seasoned perspective on our business objectives and operating philosophy. We look forward to benefitting from Art’s wise counsel and guidance as we continue to execute our growth strategy.”
     PNG is a publicly traded master limited partnership engaged in the development, acquisition, operation and commercial management of natural gas storage facilities. The Partnership currently owns and operates two natural gas storage facilities located in Louisiana and Michigan, which together have an aggregate working gas storage capacity of approximately 50 BCF. The Partnership’s general partner, as well as the majority of the Partnership’s limited partner interests, is owned by Plains All American Pipeline, L.P (NYSE: PAA). The Partnership is headquartered in Houston, TX.
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